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               [PARKS, TSCHOPP, WHITCOMB & ORR, P.A. LETTERHEAD]



The Board of Directors
Mobile Area Networks, Inc.:

We consent to the use of our reports included in the Company's Registration Statement (No. 333-18439) and to the reference to our firm under the heading "Experts" in the prospectus.


                                   /s/ Parks, Tschopp, Whitcomb & Orr, P.A.




Maitland, Florida

July 9, 1998